Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-162787

December 7, 2009

Trony Solar Holdings Company Limited

Trony Solar Holdings Company Limited, or Trony Solar, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Trony Solar has filed with the SEC for more complete information about Trony Solar and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents Trony Solar has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Trony Solar, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: +1-866-430-0686 or +1-800-221-1037(calling these numbers is not toll free outside the United States).  You may also access Trony Solar’s most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1474844/000104746909010595/a2195247zf-1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 4 to Trony Solar’s registration statement on Form F-1, or Amendment No. 4, as filed via EDGAR with the SEC on December 7, 2009. All references to page numbers are to the page numbers in the preliminary prospectus, which forms part of Amendment No. 4.

The disclosure on page 9 under “Prospectus summary” has been amended to include the following paragraph:

Conflicts of interest

An affiliate of J.P. Morgan Securities Inc., one of the underwriters, will receive more than five percent of the net proceeds of this offering. Thus, J.P. Morgan Securities Inc. has a “conflict of interest” with us and the selling shareholders under the applicable provisions of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or Rule 2720.  Accordingly, this offering is being conducted in compliance with the applicable provisions of Rule 2720, which requires that a “qualified independent underwriter” participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence with respect thereto. For more information, see “Conflicts of interest.”

The disclosure in note (5) on page 138 under “Principal and selling shareholders” has been amended to include the following sentence:

Includes 1,665,000 ordinary shares held for the benefit of Ms. Guanghua Liu and 925,000 ordinary shares held for the benefit of Ms. Yan Wang.  Neither Ms. Liu nor Ms. Wang is related to Mr. Yi Li.

The disclosure on page 180 under “Underwriting” has been amended to omit the following paragraph:

The offering is being conducted in accordance with the applicable provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. because an affiliate of J.P. Morgan Securities Inc., one of the underwriters, will receive more than five percent of the proceeds of this offering.  NASD Rule 2720 requires that the initial public offering price of our ADSs not be higher than that recommended by a “qualified independent underwriter” in accordance with such rule.  Accordingly, Credit Suisse Securities (USA) LLC is acting as the qualified independent underwriter in pricing the offering and conducting related due diligence.  Credit Suisse Securities (USA) LLC is not entitled to any compensation in its capacity as the qualified independent underwriter.  The initial public offering price of the ADSs is no higher than the price recommended by Credit Suisse Securities (USA) LLC.  We have agreed to indemnify Credit Suisse Securities (USA) LLC in its capacity as qualified independent underwriter against liabilities under the Securities Act, or contribute to payments that it may be required to make in that respect.

The disclosure on page 186 has been amended to include the following new section:

Conflicts of interest

An affiliate of J.P. Morgan Securities Inc., one of the underwriters, will receive more than five percent of the net proceeds of this offering.  Thus, J.P. Morgan Securities Inc. has a “conflict of interest” with us and the selling shareholders under the applicable provisions of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.  Accordingly, this offering is being conducted in compliance with the applicable provisions of Rule 2720.  Rule 2720 requires that a “qualified independent underwriter” participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence with respect thereto.  Credit Suisse Securities (USA) LLC is acting as the qualified independent underwriter for this offering.  Credit Suisse Securities (USA) LLC is not entitled to any compensation in its capacity as the qualified independent underwriter.  We have agreed to indemnify Credit Suisse Securities (USA) LLC in its capacity as the qualified independent underwriter against liabilities under the Securities Act, or contribute to payments that it may be required to make in that respect.